Exhibit 99.4

CONSENT OF DENIS K. SHEAHAN

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a person about to become a director of Eastern Bankshares, Inc. (“Eastern Bankshares”) in the Joint Proxy Statement/Prospectus of Eastern Bankshares and Cambridge Bancorp, included in the Registration Statement on Form S-4 of Eastern Bankshares, and any amendment or supplement thereto (the “Registration Statement”), filed pursuant to the Securities Act in connection with the Agreement and Plan of Merger, dated as of September 19, 2023, by and among Eastern Bankshares, Citadel MS 2023, Inc., Eastern Bank, Cambridge Bancorp, and Cambridge Trust Company, pursuant to which Cambridge Bancorp will merge with and into Eastern Bankshares, with Eastern Bankshares as the surviving entity, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Denis K. Sheahan
Denis K. Sheahan
November 13, 2023